Exhibit 10.46

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) effective as of January 28, 2019, by and between Spanish Broadcasting System, Inc., a corporation existing under the laws of Delaware with offices located at 7007 NW 77th Avenue, Miami, FL 33166 (the “Company”) and Jose I. Molina (“Executive”), an individual whose principal place of residence and current mailing address is ----------------------------------------------------.

RECITALS

WHEREAS, the Company is the owner and/or operator of certain Spanish-language radio and television stations, throughout the United States and Puerto Rico (collectively, the “Stations”); and

WHEREAS, the Company wishes to engage Executive and Executive wishes to become engaged to perform services for the Company as Chief Financial Officer pursuant to the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties agree as follows:

1.Employment.  Executive shall be employed to perform services as the Chief Financial Officer during the Term (as defined herein).  Executive will render such services solely and exclusively for the Company and devote Executive’s full business time, energy and ability to the Company and faithfully and diligently promote the business affairs and interests of the Company. Executive shall report to and be directed by the Company’s President and Chief Executive Officer.  Executive’s services will be rendered subject to and in accordance with the policies, controls, rules and procedures of the Company.  During the Term, Executive will be based in Miami, Florida. Executive will be required to perform services in such other locations as directed by the Company or as appropriate to performing his services for the Company.

2.Specific Duties and Services. Executive shall perform his services to the best of his ability and perform such managerial and operational services, as are customarily rendered by persons engaged in the same or a similar capacity. Further, Executive agrees to comply with the Company’s policies standards of professional conduct.

3.Term.  On the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Executive and Executive hereby accepts such employment for a period of three (3) years commencing on January 28, 2019 and ending on January 27, 2022 (the “Term”) subject, however, to the prior termination provisions as set forth below.

4.Exclusivity.

(a)Prohibited Activities.  Without the prior express written consent of the Company, which consent may be withheld or rescinded at any time in the sole discretion of the Company, Executive will not, directly or indirectly, either individually or as an employee, agent, partner, joint venture shareholder, consultant, officer, director or in any other capacity: (i) render services to any other person or entity, except to a charitable organization for no consideration and then only to the extent it does not interfere with the business interests of the Company and the performance by Executive of his obligations under this Agreement; or (ii) participate, engage in or have any financial or other interest in any business which is competitive in any manner whatsoever with any business in which the Company or any of its affiliates is now or may hereafter become engaged.  The foregoing prohibition does not include ownership by Executive of less than five percent (5%) of the outstanding shares of any publicly-traded entity, provided that Executive does not otherwise participate in such entity as a director, officer, employee or in any other capacity.

(b)Agreement to Employ; No Conflicts.  Executive represents and warrants to the Company that (i) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (ii) he has not, and in connection with his employment with the Company will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which he is or may be bound, (iii) he has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered by Executive hereunder, and (iv) in connection within his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

5.Compensation and Benefits.

(a)Base Salary.  In consideration for the obligations of the Executive hereunder and in consideration for Executive’s acceptance of the Restrictive Period, the Company shall pay Executive a base salary (“Base Salary”) as set forth on the Compensation Rider attached hereto as Exhibit A.  Executive’s Base Salary shall be paid in accordance with the payroll policies of the Company from time to time in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations.

(b)Bonus. Executive shall be eligible to earn a discretionary bonus for each year of the Term, as set forth on the Compensation Rider attached hereto as Exhibit A.

(c)Benefits. Executive shall be eligible to participate in the Company’s benefit plans and/or benefit policies and, if eligible, to receive comparable health care coverage, vacation, sick leave and other benefits extended to executives of the Company (the “Benefits”); subject, however, to Executive’s eligibility to participate as to such Benefits under the Company’s policies. The Company has the right at any time in its sole discretion to change, modify, reduce, enlarge and/or remove partially or in its entirely any Benefit.

(d)Vacation.  Executive shall be entitled to four weeks of vacation during each year of the Term, with such vacation to be taken in consultation with the Company’s President and Chief Executive Officer.

(e)Expenses.  Executive shall be reimbursed for all legitimate business expenses upon submission to the Company of appropriate documentation of such expenses and a description of the purpose of such expenses (an “Expense Report”), including continuing professional education and license fee required to maintain Executive Certified Public Accountant license.  Such Expense Report shall include the level of detail that is required of other Company executives.  Such reimbursement will be made within 15 days after the submission of such Expense Report.

(f)Auto Allowance.  Executive shall be entitled to an automobile allowance of $1,300.00 per month during the Term to be paid on the fifteenth (15th) day of each month during the Term.

6.Covenants.

(a)Restrictive Covenant.  During the Term and for any period of time thereafter during which Executive is either continuing to receive compensation under this Agreement or one year, whichever  period of time is longer (the “Restrictive Period”), Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (i) own, operate, manage, or control, (ii) serve as an officer, director, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity to, (iii)  render services in any capacity, or (iv) have any financial interest in, or aid or assist any person or enterprise engaged in any Competitive Business located in any area in which the Company owns, leases or programs a radio station, at any time during Executive’s employment with the Company (the “Territory”).  A “Competitive Business” is a person or entity that broadcasts or transmits its Radio Programming, on-air content primarily in the Spanish-language and which competes with any Radio service offered by the Company (including any parent, subsidiary or affiliate). Competitive Business shall also include digital domains, satellite, and Internet radio providers.  It is specifically understood by Executive that SBS, the SBS Stations and SBS-affiliated radio facilities or stations, if any, within the Territory (together, the “Company Entities”) are intended beneficiaries of the restrictive covenants contained in this Section.  The parties agree that it will be deemed a violation of this section for Executive to render services, directly or indirectly, to any company that is in the business of owning, leasing or programming radio stations that broadcast primarily in the Spanish language during the Term or the Restrictive Period.

(b)Non-Solicitation or Interference.  During the Term and the Restrictive Period, Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation interfere with the operation of the Company’s business, including without limitation by: (i) soliciting, diverting, inducing or encouraging any officers, directors, employees, agents, consultants, former customer, representatives or any other person or concern, dealing with or in any way, directly or indirectly, associated with the Company or the Company Entities to terminate, his, her or its relationship with the Company or the Company Entities, (ii) hiring any such officer, director, employee, agent, consultant, former customer, representative or any other person or concern so solicited, diverted, induced or encouraged, (iii) soliciting, diverting, inducing or encouraging any officers, directors, employees, agents, consultants or representatives of the Company or the Company Entities, to become officers, directors, employees, agents, consultants, customers, representatives or any other person or concern, of another business, enterprise or entity, (iv) soliciting, diverting or appropriating any customers, clients, vendors or distributors of the Company or the  Company Entities, or (v) influencing or attempting to influence any of the customers, clients, vendors, distributors or business partners of the Company or the Company Entities, to transfer her, his or its business or patronage from the Company or the Company Entities to any Competitive Business.

(c)Confidential Information. During and at all times after the Term, Executive shall keep all non-public information, matters and materials of the Company or the Company Entities, including, but not limited to, know-how, trade secrets, mail order and customer lists, pricing policies, operational methods, any information relating to the Company or the Company Entities, products or product development, processes, product specifications and formulations, artwork, designs, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, employee lists and other business, financial, commercial and technical information presently owned, or at any time in the future developed by the Company or the Company Entities, its agents, or consultants, actually or potentially used in the operation of the Company’s business, or obtained from third parties under an agreement of confidentiality (collectively, the “Confidential Information”), to which he has had or may have access and shall not use or disclose such Confidential Information to any person other than (i) the Company, its authorized employees and such other persons to whom Executive has been instructed to make disclosure by the Company, in each case only to the extent required in the course of Executive’s service to the Company or as otherwise expressly required in connection with court process, (ii) as may be required by law and then only after consultation with the Company to the extent possible, or (iii) to Executive’s personal advisors for purposes of enforcing or interpreting this Agreement, or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential. “Confidential Information” shall not include any information which is in the public domain during the period of service of Executive, provided such information is not in the public domain as a consequence of disclosure by Executive in violation of this Agreement or by any other party in violation of a confidentiality or non-disclosure agreement with the Company.  Upon termination of Executive’s employment for any reason, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all Confidential Information, and all copies thereof, including but not limited to, documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in his possession or subject to his control that (i) belong to the Company or the Company Entities or (ii) contain or reflect any information concerning the Company or the Company Entities.  Executive hereby acknowledges that the sale or unauthorized use, duplication or disclosure of any Confidential Information by any means whatsoever and any time before, during or after employment with the Company shall constitute a material breach of this Agreement and unfair competition; and Executive agrees not to engage in unfair competition either during the time employed by the Company or at any time thereafter in perpetuity.

(d)Non-Disparagement.  In consideration of Company’s obligations hereunder, during and at all times after the Term, Executive shall not directly or indirectly (i) engage in any conduct or make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way the Company or the Company Entities, executive officers, directors or employees of any of the foregoing entities, or any products or services offered by any of these entities, or (ii) engage in any other conduct or make any other statement, in each case, which could be reasonably expected to (x) impair the goodwill or reputation of the foregoing entities or individuals or (y) the reputation of any of the foregoing entity’s products or services or the marketing of any of the foregoing entity’s products or services, except to the extent required by law and then only after consultation with the Company to the extent possible.

(e)Executive Fidelity. Executive agrees that during the Term, Executive will not, directly or through third-party intermediaries, initiate or invite contact with, or solicit or entertain offers or proposals of employment from a Competitive Business wherever located. Executive expressly acknowledges that (i) he will immediately notify the Company of any such communications and (ii) a breach of this covenant of fidelity shall constitute grounds for termination for Cause under Section 8.

(f)Remedies for Breach; Injunctive Relief.  The Company and Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. Executive acknowledges that by virtue of his position with the Company, Executive will be given access to the Company’s and the Company Entities’ trade secrets and Confidential Information. Executive acknowledges that the Company will suffer irreparable harm as a result of a breach of such restrictive covenant by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate.  Accordingly, in the event of any actual or threatened breach by Executive of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and/or a preliminary and/or permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of this Section 6 without the necessity of proving damages, posting a bond or other security, and to recover any and all costs and expenses, including reasonable counsel fees, incurred in enforcing this Agreement against Executive, and Executive hereby consents to the entry of such relief against him and agrees not to contest such entry.  Such relief shall be in addition to and not in substitution of any other remedies available to the Company.  The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants.  Executive shall not defend on the basis that there is an adequate remedy at law.  In addition to and not in lieu of any other remedy that the Company may have under this Section 6 or otherwise, in the event of any breach of any provision of this Section 6 during the period during which Executive is entitled to receive payments and Benefits pursuant to Section 8, such period shall terminate as of the date of such breach and Executive shall not thereafter be entitled to receive any salary or other payments or Benefits under this Agreement.

(g)Modification and Survival.  The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 6 are fair, reasonable and necessary in order to protect the Confidential Information, goodwill and other legitimate interests of the Company and that adequate consideration has been received by Executive for such obligations.  Executive further acknowledges that after termination of his employment with the Company for any reason, he will be able to earn a livelihood without violating the covenants described in this Section 6 and Executive’s ability to earn a livelihood without violating such covenants is a material condition to his employment with the Company.  If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 6 are not reasonable, that consideration is inadequate or that Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include the maximum duration, scope and geographic area identified in this Section 6 as will render such restrictions valid and enforceable. It is the intent of the parties that this section be enforced to the greatest extent allowable in law or equity.  The terms of this Section 6, shall survive the termination or expiration of Executive’s employment Agreement, but only to the extent of the time limitations as set forth herein.

7.Proprietary Rights.   All data, copy, written and recorded materials, as well as all recordings, documents, notes, projections, forecasts and presentations and other financial information, created by Executive at any time during the Term or any extension thereof, including without limitation the Executive’s work product, are works for hire and shall be the exclusive property of the Company, and the Company Entities throughout the Universe, in perpetuity (the “Property Rights”).  The Company and the Company Entities own or shall own all right, title and interest throughout the Universe, in any of Executive’s and the Company’s and the Company Entities’ work product and all copyright, trademark and other intellectual property rights in and related thereto throughout the Universe, in perpetuity (“Intellectual Property”).  Executive must return all such documents and tangible property to the Company on termination of this Agreement for any reason or at such earlier time as the Company may request in writing.

8.Termination.    This Agreement and Executive’s employment by the Company will terminate on the earlier of (i) the expiration of the Term or (ii) the first to occur of any of the following:

(a)Death. Upon the death of Executive.

(b)Failure to Render Service.  In the event Executive fails for a period of five (5) consecutive weeks or for a total of eight (8) weeks in any one-year period, as a result of illness, incapacity, injury, disability from a physical or mental condition, or by reason of any statute, law, ordinance, regulation, order, judgment or decree.

(c)For Cause.  The Company may terminate Executive’s employment hereunder at any time, effective immediately for Cause (as defined below).  For purposes of this Agreement the term “Cause” includes, but is not limited to:  (i) refusal or unwillingness to perform duties; (ii) habitual neglect of duties which Executive is required to perform; (iii) willful misconduct or gross negligence; (iv) theft, fraud or other illegal conduct; (v) sexual or other unlawful harassment; (vi) making derogatory statements, disparaging remarks or personal attacks against the Company or the Company Entities, including but not limited to, its or their officers and directors, management, employees, advertisers or any of its policies or procedures; (vii) arrest for or conviction of a crime involving moral turpitude; (viii) insubordination; (ix) any willful act that is likely to or does in fact have the effect of injuring the reputation, business or a business relationship of the Company, Company Entity, or any officer, director or board of directors of any of them; (x) failure to perform any reasonable duties assigned to Executive by the President and Chief Executive Officer or his designees; (xi) failure to follow any the Company operating or personnel policies and practices (Executive acknowledges having read and understood the employee handbook); (xii) knowlingly failing to comply with any rule, regulation, guideline or policy of the FCC or other governmental agency with jurisdiction over the Company; (xiii) use of illegal drugs or alcohol at any time on any property owned or leased by the Company or any Company Entity; or (xiv) failure to comply with any of the terms and conditions of this Agreement. Termination of Executive’s employment under this Section 8 will not limit the Company’s rights and remedies against Executive under this Agreement, at law or in equity.

(d)Without Cause. The Company and the Executive, may terminate Executive’s employment at any time without Cause (as defined below) for any reason and with no less than 30 days’ notice.

(e)Severance Allowance for Termination Without Cause. Notwithstanding anything contained to the contrary herein, in the event the Company terminates Executive’s employment pursuant to clause (d) above or if Executive elects to terminate his employment after a Change of Control has occurred prior to the end of the Term, Executive shall be paid a severance allowance equal to one year of his then Base Salary.  A Change of Control shall be deemed to have occured if at any time Raul Alarcon, together and members of his family, no longer control more than 50% of the voting control of the Company.  Such payments shall continue to be made over the same time frame as if no termination had occurred.

(f)Termination for Reasons Other Than Without Cause.  If the Company terminates Executive for any reason other than pursuant to clause (d) above, or if Executive terminates his employment for any reason other than after a Change of Control has occurred, the Company’s only obligation will be to pay Executive any accrued but unpaid Base Salary earned prior to the date of termination, any expenses incurred prior to the date of termination that have not been reimbursed and any benefits then payable under the Company’s benefit plans.

(g)Post Termination Conditions. Upon termination of Executive’s employment for any reason, Executive agrees that, subject to Executive’s then current professional availability, he will cooperate with and assist the Company with any litigation, contract negotiation or other matter in which the benefit of Executive’s knowledge or expertise may be requested by the Company, including without limitation, assisting the Company, at the Company’s expense and sole reasonable request, in the preparation of litigation (including testifying).

9.Customers, Suppliers.  Executive does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any customer of or supplier to the Company or the Company Entities.

10.Certain Activities.  During the Term, Executive shall not (i) give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder the Company or the Company Entities in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of the Company or the Company Entities, (ii) use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (iii) make any unlawful expenditures relating to political activity to government officials or others, (iv) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, and (v) accept or receive any unlawful contributions, payments, gifts, or expenditures.

11.Miscellaneous.

(a)Withholding.  All compensation payable hereunder shall be subject to applicable taxes, withholding, premium charges, co-payment of Benefits, self-insured retentions and other normal deductions.

(b) Notice. Any notice or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) upon confirmation of receipt when such notice or other communication is sent by facsimile, (iii) one day after delivery to an overnight delivery courier (i.e., Federal Express), or (iv) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows (or any other such address as one party may specify by notice to the other):

As to the Company:	Spanish Broadcasting System, Inc.
c/o 7007 NW 77th Avenue
	Miami,	FL 33166
	Attn:	Legal Department
	Facsimile:	(305) 883-3373

As to Executive:	Jose I. Molina
------------------------------------
------------------------------------

(c)Severability.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

(d) Headings.  The headings used in this Agreement are for the convenience of the parties and for reference purposes only and shall not form a part of or affect the interpretation of this Agreement.

(e) Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, since the attorneys for the respective parties have submitted revisions to the text hereof.

(f) Entire Agreement. This Agreement shall constitute the entire agreement concerning the subject matter hereof between the parties, superseding all previous agreements, memoranda of understanding, negotiations, and representations made prior to the effective date of this Agreement.

(g)Amendment; Waiver.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(h)Successors and Assigns.  This Agreement shall be binding upon Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of Executive are personal and may be performed only by him. The Company may assign this Agreement and its rights, together with its obligations, hereunder.  This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

(i) Governing Law.  The validity of this Agreement, its interpretation and any disputes arising from, or relating in any way to, this Agreement or the relationship of the parties, shall be governed by the law of the State of Florida without regard to conflicts of law principles.

(j)Mediation.  The Executive and the Company agree that any action or proceeding seeking to enforce any provision of, or based on any right arising out of this Agreement, shall first be settled by good faith mediation. In the event that during the course of mediation a full settlement is not entered into, Executive and the Company agree that any dispute, action or proceeding seeking to enforce any provision of, or based on any right arising out of this Agreement shall then be settled exclusively by bench trial.

(k)Jury Trial Waiver/Bench Trial.  COMPANY and Executive shall and hereby do waive a trial by jury in any action, proceeding or counter-claim brought or asserted by either of the parties hereto against the other on any matters whatsoever arising out of this Agreement.  NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL LIMIT THE COMPANY FROM ANY REMEDIES IN SECTION 6(F) HEREIN.

(l) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together shall constitute one and the same instrument.

(m)Translation of Agreement. In the event that this Agreement is translated into any language other than the English language, the original English-language version of this Agreement, in both form and substance, will govern this transaction in all respects, notwithstanding that the English-language version of this Agreement is not executed by either or both of the respective parties.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

SPANISH BROADCASTING SYSTEM , INC.

By:	/s/ Richard D. Lara
	Name:	Richard D. Lara
	Title:	EVP and General Counsel

EXECUTIVE

/s/ Jose I. Molina
Jose I. Molina

EXHIBIT A

COMPENSATION RIDER

Jose Molina

(a)Base Salary:  During the Term, the Company shall pay Executive an annual base salary pursuant to the schedule below, payable bi-weekly (“Base Salary”), in accordance with the payroll policies of the Company from time to time in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations and any applicable deductions under the Company Benefit plans.

(i) During the first year of the Term of this Agreement:	U.S. $400,000.00
(ii) During the second year of the Term of this Agreement:	U.S. $450,000.00
(iii) During the third year of the Term of this Agreement:	U.S. $475,000.00

(b)Stock Options.  Provided that Executive remains employed by the Company and is not in material breach of this Agreement, and subject to approval by the Company’s Compensation Committee and Board of Directors, Executive shall receive seventy-five thousand (75,000) stock options, which shall vest pursuant to the following schedule: (i) thirty-three percent (33%) (or 25,000 options) upon the conclusion of the sixth month of this Agreement; (ii) an additional thirty-three percent (33%) (or 25,000 additional options) upon the conclusion of the eighteenth month of this Agreement; and (iii) the remaining thirty-four percent (34%) of the options upon the conclusion of the thirtieth month of this Agreement.

(c)Annual Discretionary Bonus.

For each year during the Employment Term, Executive shall be eligible to receive a discretionary bonus in an amount recommended by the Chief Executive Officer and approved by the Compensation Committee (the “Discretionary Bonus”).  It is expected that any such annual Discretionary Bonus will take into account all relevant factors including the annual contributions and achievements of the Executive and the performance of the Company.

Company Initials:

Executive Initials: